Exhibit 10.1

STERLING BANCSHARES, INC.

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of                     ,          (the “Grant Date”), between Sterling Bancshares, Inc., a Texas corporation (the “Company”), and              (the “Employee”).

1. Award. As of the Grant Date, the Company shall issue in the Employee’s name              shares (the “Restricted Shares”) of the Company’s common stock, par value $1.00 per share, pursuant to the Company’s 2003 Stock Incentive and Compensation Plan (the “Plan”), subject to the Restrictions thereon as hereinafter provided.

2. Restricted Shares. The Employee hereby accepts this grant of Restricted Shares and agrees as follows:

(a) Restrictions. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Restrictions (as defined below), and in the event of termination of the Employee’s employment with the Company for any reason other than as provided in Section 2(b), the Employee shall, for no consideration, forfeit to the Company all Restricted Shares then subject to the Restrictions. The prohibitions against transfer, etc. and the obligation to forfeit and surrender the Restricted Shares to the Company upon the Employee’s termination of employment are herein referred to as the “Restrictions.” The Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

(b) Lapse of Restrictions. The Restrictions shall lapse as to the Restricted Shares in accordance with the following schedule, provided the Employee has been continuously employed by the Company from the Grant Date through the lapse date:

Lapse Date	Percentage of Total Number of Restricted Shares Granted as to Which Restrictions Lapse
On 1st Anniversary of Grant Date	25%
On 2nd Anniversary of Grant Date	50%
On 3rd Anniversary of Grant Date	75%
On 4th Anniversary of Grant Date	100%

Notwithstanding the foregoing, if the Employee’s employment with the Company is terminated by reason of his death or a disability that entitles the Employee to disability benefits under the Company’s long-term disability plan, the Restrictions shall lapse as to all of the Restricted Shares then subject to the Restrictions. In addition, the Restrictions shall lapse upon a Change of Control of the Company (as defined in the Plan). For purposes of this Agreement, employment with an affiliate of the Company shall be deemed to be employment with the Company.

(c) Certificates. A certificate evidencing the Restricted Shares shall be issued by the Company in the Employee’s name, pursuant to which the Employee shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right to receive dividends or other distributions on such shares; provided, however, that dividends or other distributions paid in shares of the Company’s stock shall be subject to the same Restrictions. The certificate shall contain an appropriate endorsement reflecting the Restrictions. The certificate shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until such Restrictions lapse pursuant to the terms of this award. On the Grant Date, the Employee shall, if required by the Committee, deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares. Upon the lapse of the Restrictions, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which the Employee is a party) in the name of the Employee in exchange for the certificate evidencing the Restricted Shares.

(d) Corporate Acts. The prohibitions of Section 2(a) hereof shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Restrictions and the provisions governing the lapsing of such Restrictions applicable to the original Restricted Shares for all purposes of this Agreement and the certificates representing such stock, securities or other property shall be legended to show such Restrictions.

3. Withholding of Tax and Tax Elections. To the extent that the receipt of the Restricted Shares or the lapse of any Restrictions results in compensation income to the Employee, the Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its tax withholding obligation under applicable laws or make such other arrangements to satisfy such withholding obligation as the Company, in its sole discretion, may approve. In addition, the Company may withhold unrestricted shares of stock of the Company (valued at their fair market value on the date of withholding of such shares) otherwise to be issued upon vesting to satisfy its withholding obligations.

4. Status of Stock. The Employee agrees that the Restricted Shares granted under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. The Employee also agrees that (i) the certificates representing the Restricted Shares may bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or, in the opinion of counsel satisfactory to the Company, of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

5. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Employee, such notices or communications shall be effectively delivered if hand delivered to the Employee at his principal place of employment or if sent by registered or certified mail to the Employee at the last address the Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

6. Amendment. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by the Employee or by any employee, officer, or representative of the Company or by any written agreement unless signed by the Employee and by an officer of the Company who is expressly authorized by the Company to execute such document.

7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.

8. Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Agreement, all effective as of the Grant Date.

Please execute this Agreement by signing and returning all pages to              in the Human Resources Department. Please make a copy of this Agreement for your records.

STERLING BANCSHARES, INC

By:

EMPLOYEE